Annual Statement of Compliance

For the Period of January 1, 2022 through December 31, 2022 (Reporting Period)

Re: Transactions Identified in Appendix A

I, Kristin Bonczynski, in my capacity as Senior Director of Mount Street US (Georgia) LLP (MSUS), do hereby state that:

•         A review of the Special Servicing activities of MSUS during the Reporting Period and of its performance, pertaining to the Transactions and the related Servicing Agreements listed in Appendix A, has been made under my supervision, and,

•         To the best of my knowledge, based on such review, MSUS has fulfilled all of its obligations pertaining to the Transactions and the related Servicing Agreements listed in Appendix A in all material respects throughout the Reporting Period.

Date: February 28, 2023

By: /s/ Kristin Bonczynski

Name: Kristin Bonczynski

Title: Senior Director

Appendix A

Commercial Mortgage Pass Through Certificates	Applicable Reporting Period	MSUS Role
BAMLL 2021-JACX	January 1, 2022 to December 31, 2022	Special Servicer
HMH 2017-NSS	January 1, 2022 to December 31, 2022	Special Servicer
MSBAM 2015-C21	January 1, 2022 to December 31, 2022	Special Servicer
NCMS 2018-FL1	January 1, 2022 to December 31, 2022	Special Servicer
COMM 2015-CR23	January 19, 2022 to December 31, 2022	Special Servicer
JPMC 2013-C16	March 16, 2022 to December 31, 2022	Special Servicer
BANK 2018-BNK13	August 11, 2022 to December 31, 2022	Special Servicer
BX Trust 2019 – MMP	December 21, 2022 to December 31, 2022	Special Servicer